                                                                      Exhibit 12

                        Delco Remy International, Inc.
        Statement of Computation of Ratio of Earnings to Fixed Charges

                                                                    Fiscal Year Ended July 31
                                                   ---------------------------------------------------------------
                                                   1996          1997         1998         1999            2000
                                                   ---------------------------------------------------------------
Earnings:

Income (1oss) from continuing operations
   before income taxes (benefit), minority
   interest in income of subsidiaries, income
   (loss) from unconsolidated joint ventures
   preferred dividend requirement of subsidiary,
   deemed dividend on preferred stock
   conversion and extraordinary item                 $ 13,312      $(10,737)    $   (134)     $ 43,301    $ 30,972
Fixed charges                                          31,346        42,842       46,759        48,103      51,796
Less preferred stock dividend requirement              (2,527)       (2,747)      (1,054)            -           -
Less deemed dividend on preferred stock
   conversion                                               -             -       (2,678)            -           -
Less interest capitalized during period                  (393)            -            -             -           -
                                                     -------------------------------------------------------------
Total earnings                                       $ 41,738      $ 29,358     $ 42,893      $ 91,404    $ 82,768
                                                     =============================================================

Fixed Charges:

Interest expense                                     $ 27,367      $ 38,774     $ 40,291      $ 45,505    $ 48,766
Interest capitalized during period                        393             -            -             -           -
Preferred stock dividend requirement                    2,527         2,747        1,054             -           -
Deemed dividend on preferred stock
   conversion                                               -             -        2,678             -           -
Implicit interest in rent expense                       1,059         1,321        2,736         2,598       3,030
                                                     -------------------------------------------------------------
Total Fixed Charges                                  $ 31,346      $ 42,842     $ 46,759      $ 48,103    $ 51,796
                                                     =============================================================

Ratio of Earnings to Fixed Charges (a)                    1.3x            -            -           1.9x        1.6x
                                                     =============================================================

                                                                                                      Pro Forma
                                                                                            --------------------------------
                                                                     Three Months        Fiscal Year           Three Months
                                                                    Ended March 31,     Ended July 31,             Ended
                                                                    2001        2000          2000            March 31, 2001
                                                                ------------------------------------------------------------
Earnings:

Income (1oss) from continuing operations
   before income taxes (benefit), minority
   interest in income of subsidiaries, income
   (loss) from unconsolidated joint ventures
   preferred dividend requirement of subsidiary,
   deemed dividend on preferred stock
   conversion and extraordinary item                            $    477         $ 21,014     $ 28,868            $ (1,093)
Fixed charges                                                     14,044           11,853       61,678              15,614
Less preferred stock dividend requirement                              -                -            -                   -
Less deemed dividend on preferred stock
   conversion                                                          -                -            -                   -
Less interest capitalized during period                                -                -            -                   -
                                                                ----------------------------------------------------------
Total earnings                                                  $ 14,521         $ 32,867     $ 90,546            $ 14,521
                                                                ==========================================================
Fixed Charges:

Interest expense                                                $ 13,294         $ 11,103     $ 58,648            $ 14,864
Interest capitalized during period                                     -                -            -                   -
Preferred stock dividend requirement                                   -                -            -                   -
Deemed dividend on preferred stock
   conversion                                                          -                -            -                   -
Implicit interest in rent expense                                    750              750        3,030                 750
                                                                ----------------------------------------------------------
Total Fixed Charges                                             $ 14,044         $ 11,853     $ 61,678            $ 15,614

Ratio of Earnings to Fixed Charges (a)                               1.0x             2.8x         1.5x                  -
                                                                ==========================================================

(a) The deficiency of earnings to fixed charges was $13.5 million and $3.9 million in fiscal-years 1997 and 1998, respectively. Excluding non-recurring charges, the ratio of earnings to fixed charges would have been 1.5x in 1997 and 1.5x in 1998. On a pro forma basis, the deficiency of earnings to fixed charges would have been $1.l million in the three months ended March 31, 2001. Excluding the tender offer and merger expenses, the ratio of earnings to fixed charges would have been 1.2x on a pro forma basis.